EXHIBIT 4.4

                              AMENDED AND RESTATED
                             SUBSCRIPTION AGREEMENT

                            Dated as of June 1, 2000

                                     among

                         VANGUARD HEALTH SYSTEMS, INC.

                   MORGAN STANLEY CAPITAL PARTNERS III, L.P.

                          MSCP III 892 INVESTORS, L.P.

                     MORGAN STANLEY CAPITAL INVESTORS, L.P.

              MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.

             MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.

                          MSDW IV 892 INVESTORS, L.P.

                                      and

                        THE OTHER INVESTORS NAMED HEREIN


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                              AMENDED AND RESTATED
                             SUBSCRIPTION AGREEMENT


         AMENDED AND RESTATED AGREEMENT dated as of June 1, 2000 among Vanguard Health Systems, Inc., a Delaware corporation (the "Issuer"), Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership, MSCP III 892 Investors, L.P., a Delaware limited partnership, Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, Morgan Stanley Dean Witter Capital Partners IV, L.P., a Delaware limited partnership ("MSCP"), Morgan Stanley Dean Witter Capital Investors IV, L.P. a Delaware limited partnership, MSDW IV 892 Investors, L.P., a Delaware limited partnership, and the individuals listed on the signature pages hereof. Each party to this Agreement (other than the Issuer) is hereinafter referred to as an "Investor" and collectively, as the "Investors".

         WHEREAS, the Issuer and the Investors have executed and entered into a certain Subscription Agreement (the "Original Agreement") dated as of June 1, 1998 related to the Issuer's issuance and sale to the Investors of up to 134,948 shares of its common stock, $.01 par value, and 114,334 of such shares have been issued from June 1, 1998 to the date hereof;

         WHEREAS, the proceeds from the issuance of such 114,334 shares were utilized by the Issuer (i) at the First Closing to fund a portion of the purchase price of Maryvale Medical Center in Phoenix, Arizona, (ii) at the Second Closing to fund the purchase price of West Anaheim Medical Center in Anaheim, California and Huntington Beach Hospital in Huntington Beach, California and (iii) at the Third Closing to fund a portion of the purchase price of MacNeal Hospital in Berwyn, Illinois;

         WHEREAS, one of the Investors (Charles N. Martin, Jr.) wishes to defer his commitment under the Original Agreement to purchase an additional 4,377 shares of Issuer's common stock (such Investor having already purchased 8,270 shares of Issuer's common stock under the Original Agreement) until on and after the first Closing which occurs subsequent to the Fourth Closing (as defined below);

         WHEREAS, since only a balance of 16,237 shares remain issuable under the Original Agreement at the Fourth Closing (assuming deferral of Mr. Martin's commitment under the Original Agreement in respect of such 4,377 shares), the Issuer has now authorized the sale and issuance of 235,521 shares of its common stock, $.01 par value (which shares when added to the shares of common stock authorized to be issued and sold unless under the Original Agreement are referred to as the "Common Shares") and MSCP and its Affiliates and certain new Investors (such new Investors being all senior executives of Issuer working at or closely with Issuer's hospitals) wish to commit to purchase such additional shares;

         WHEREAS, the Issuer and the Investors contemplate that the Issuer will use the proceeds from the sale of Common Shares at a fourth closing (the "Fourth Closing"), to be held on or about June 1, 2000, to fund a portion of the purchase price of the assets constituting Phoenix Baptist Hospital and Arrowhead Community Hospital in Phoenix, Arizona pursuant to the Agreement for Purchase and Sale of Assets dated as of March 31, 2000 among the Issuer, VHS of Phoenix, Inc.,

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Baptist Hospitals and Health Systems, Inc., Phoenix Baptist Hospital and
Medical Center, Inc., Arrowhead Community Hospital and Medical Center, Inc., Arizona Network Development, Inc., The Foundation for Baptist Health Systems and Project Oasis, L.L.C.;

         WHEREAS, the Issuer and the Investors understand that the Issuer will use the proceeds from the sale of Common Shares at each Closing after the Fourth Closing to fund the purchase from time to time by the Issuer of hospitals, hospital systems, hospital management companies and assets related, ancillary or complementary thereto; and

         WHEREAS, the Investors desire to purchase the Common Shares which remain unsold as of the date hereof, and the Issuer desires to issue and sell such Common Shares to the Investors, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree that Articles 1 through 9 of the Original Agreement are hereby amended and restated in their entirety as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreements" means (i) the Shareholders Agreement, (ii) the Surviving Shareholders Agreement, (iii) the Employment Agreements dated as of June 1, 1998 between the Issuer and each of the Executive Managers except Keith
B. Pitts, (iv) the Severance Protection Agreements dated as of the June 1, 1998 between the Issuer and (x) each of the Management Investors (as defined in the Shareholders Agreement), other than the Executive Managers and (y) each individual who becomes a senior vice president or vice president of the Issuer after June 1, 1998, (v) the Option Plans, (vi) the Letter Agreement dated as of June 1, 1998 between the Issuer, MSCP, the Executive Managers and the Management Investors, and (vii) the Voting Proxy dated as of June 1, 1998 among the Issuer, Charles N. Martin, Jr., Joseph D. Moore and the other persons listed on the signature pages thereof, as amended from time to time.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

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         "Bylaws" means the amended and restated bylaws of the Issuer adopted by the stockholders of the Issuer by a unanimous written consent dated May 21, 1998, as further amended from time to time.

         "Charter" means the Amended and Restated Certificate of Incorporation of the Issuer filed on May 29, 1998, at the office of the Secretary of State of the State of Delaware, as further amended from time to time.

         "Charter Amendment" means the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Issuer substantially in the form attached as Exhibit A hereto.

         "Designated Holders" shall have the meaning set forth in the Shareholders Agreement.

         "Executive Managers" means Charles N. Martin, Jr., W. Lawrence Hough, Joseph D. Moore, Keith B. Pitts and Ronald P. Soltman.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Issuer Credit Documents" means (i) prior to February 1, 2000, the $72.5 Million Credit Agreement dated as of June 1, 1998 between the Issuer and Morgan Stanley Senior Funding, Inc., as Agent, and the related agreements, schedules, exhibits, annexes and appendices thereto, (ii) on and after February 1, 2000, the $168 million Credit Agreement dated as of February 1, 2000 between the Issuer and Morgan Stanley Senior Funding, Inc., as Administrative Agent, as the same may be amended from time to time, and the related agreements, schedules, exhibits, annexes and appendices thereto and (iii) any credit agreement which is the successor to the Credit Agreement described in the foregoing clause (ii) provided the total commitments of the lenders under such successor credit agreement do not exceed $180 million.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

         "Management Investors" shall have the meaning set forth in the Shareholders Agreement.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Issuer and its Subsidiaries, taken as a whole.

         "MSCI" means Morgan Stanley Capital Partners III, Inc.

         "Option Plans" means (i) the Vanguard Health Systems, Inc. Carry Option Plan, (ii) the Vanguard Health Systems, Inc. 1998 Stock Option Plan,
(iii) the Vanguard Health Systems, Inc. 2000 Stock Option Plan, (iv) the Vanguard Health Systems, Inc. Nonqualified Initial Option Plan, in each case dated as of June 1, 1998 or the date hereof and as the same may be amended from time to time, and (iv) any other option or equity-based compensation plan adopted by the Issuer after the date hereof.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

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         "Shareholders Agreement" means the Amended and Restated Shareholders
Agreement dated as of the date hereof among the Issuer and the Investors, as amended from time to time.

         "Surviving Shareholders Agreement" means the Surviving Shareholders Agreement dated as of June 1, 1998 among the Issuer and the Investors, as amended from time to time.

         "Subsidiary" means any entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Issuer.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                                    Section
         ----                                                    -------
         Carried Interest Arrangements                              8.02
         Closing                                                    2.02
         Closing Date                                               2.02
         Common Shares                                          Recitals
         First Closing                                              2.01
         First Closing Date                                         2.02
         Fourth Closing                                         Recitals
         Fourth Closing Date                                        2.02
         Intellectual Property Rights                               4.06
         Investor                                               Preamble
         Issuer                                                 Preamble
         Issuer Securities                                          4.01
         MSCP                                                   Preamble
         Original Agreement                                     Recitals
         Purchase Price                                             2.01
         Purchasing Investor                                        2.02
         Second Closing                                             2.01
         Subsidiary Securities                                      4.01
         Third Closing                                              2.01

                                   ARTICLE 2
                        PURCHASE AND SALE OF SECURITIES

         SECTION 2.01. Prior Closings; Commitment to Purchase and Sell. (a) At a first closing (the "First Closing") held on June 1, 1998, a second closing (the "Second Closing") held on September 1, 1999 and a third closing (the "Third Closing") held on February 1, 2000, the Issuer issued and sold to each Investor and, upon the basis of the representations and warranties herein contained of the Issuer, each Investor severally but not jointly purchased from the Issuer, the number of Common Shares set forth opposite such Investor's name on Schedule 2.01(a) hereto.

           (b) Subject to the terms and conditions of this Agreement and upon the basis of the representations and warranties herein contained of each Investor, the Issuer agrees to issue and sell to

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

each Investor and, upon the basis of the representations and warranties herein contained of the Issuer, (i) each Investor agrees, severally but not jointly, to purchase from the Issuer at the Fourth Closing, the number of Common Shares set forth opposite such Investor's name on Schedule 2.01(b) hereto and (ii) each Investor specified on Schedule 2.01(c) hereto (other than Charles N. Martin, Jr.) agrees to purchase from the Issuer at the Fourth Closing the number of Common Shares set forth thereon which are designated as those to be purchased by such Investor at the Fourth Closing.

           (c) Subject to the terms and conditions of this Agreement and upon the basis of the representations and warranties herein contained of each Investor, the Issuer agrees to issue and sell to each Investor and, upon the basis of the representations and warranties herein contained of the Issuer, each Investor agrees, severally but not jointly, to purchase from the Issuer at one or more Closings following the Fourth Closing, the number of Common Shares set forth opposite such Investor's name on Schedule 2.01(c) hereto. The Issuer shall deliver written notice to each Investor purchasing Common Shares at such Closing at least 30 days prior to each such Closing. Such written notice shall set forth the number of Common Shares to be purchased by the Investor at such Closing, it being understood that, if fewer than all of the Common Shares set forth on Schedule 2.01(c) hereto are to be purchased at such Closing, then each Investor shall be allocated a number of Common Shares for purchase at such Closing that will reflect each Investor's pro rata portion of the Common Shares to be issued based upon the ratio that the total number of Common Shares set forth opposite the name of each Investor on Schedule 2.01(c) which remain unsold to such Investor at such time bears to the total number of Common Shares set forth opposite the names of all of the Investors on Schedule 2.01(c) which remain unsold to such Investors at such time.

           (d) The purchase price (the "Purchase Price") of the Common Shares purchased by each Investor pursuant to the terms hereof is $1,701.18 per Common Share. The Purchase Price shall be paid as set forth in Section 2.02(b).

           (e) The Common Shares purchased by the Investors pursuant to Article 2 shall be subject to the restrictions on transfer and other provisions of the Shareholders Agreement and the Surviving Shareholders Agreement.

         SECTION 2.02. The Closing. (a) The First Closing took place on June 1, 1998 at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017 and the Second and Third Closings took place on September 1, 1999 and February 1, 2000, respectively, at the offices of the Issuer, 20 Burton Hills Boulevard, Suite 100, Nashville, TN 37215. Each purchase and sale of Common Shares pursuant to Article 2 after the Third Closing shall also take place at a closing (the First Closing and each such subsequent closing shall be herein referred to as a "Closing") at the offices of the Issuer, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. Each Closing shall occur as soon as practicable (but in no event later than 10 Business Days) after satisfaction or waiver of the conditions set forth in Article 6, or at such later time or other place as the Issuer and each Investor that is purchasing Common Shares at such Closing (a "Purchasing Investor") may agree. The date and time of each Closing are each referred to herein as the "Closing Date", June 1, 1998 is referred to herein as the "First Closing Date" and the date and time of the Fourth Closing are referred to herein as the "Fourth Closing Date".

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

           (b) At each Closing, each Purchasing Investor shall deliver to the Issuer an amount in immediately available funds equal to the aggregate Purchase Price of the Common Shares to be purchased by such Investor at such Closing pursuant to Article 2 by wire transfer to an account designated by the Issuer by notice to such Investor, not later than two Business Days prior to such Closing Date; provided that if such aggregate Purchase Price is less than $50,000, such payment may be made by delivery of a cashier's or bank check payable to the Issuer.

           (c) At each Closing, the Issuer shall deliver to each Purchasing Investor, against payment of the Purchase Price therefor, certificates registered in the name of such Investor evidencing the number of Common Shares to be purchased by such Investor at such Closing pursuant to Article 2.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

         The Issuer represents and warrants to each Purchasing Investor as of the date hereof and as of each Closing Date on and after the date hereof (including the Fourth Closing Date) that:

         SECTION 3.01. Corporate Existence and Power. (a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as presently proposed to be conducted. The Issuer has delivered to such Purchasing Investor true and complete copies of its certificate of incorporation and bylaws in effect on the date of this Agreement and immediately prior to the Fourth Closing. The Charter and Bylaws are true and complete copies of the certificate of incorporation and bylaws of the Issuer that will be in effect immediately following such Closing.

           (b) Each of the Issuer's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Issuer of this Agreement and each Ancillary Agreement to which the Issuer is a party are within the corporate powers of the Issuer, and this Agreement and each Ancillary Agreement to which the Issuer is a party have been duly authorized by all requisite corporate and shareholder action on the part of the Issuer. This Agreement has been duly executed and delivered by the Issuer and each Ancillary Agreement to which the Issuer is a party shall have been duly executed and delivered by the Issuer. This Agreement and each Ancillary Agreement to which the Issuer is a party constitutes a valid and binding agreement of the Issuer. The purchase and sale of the Common Shares hereunder is not subject to any preemptive rights or rights of first refusal held by any Person.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement and each Ancillary Agreement to which the Issuer is a party requires no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act or (ii) any such action or filing that has

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been made or obtained or as to which the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 3.04. Non-contravention. The Issuer is not in violation or default of any term of its Charter or Bylaws. The execution, delivery and performance by the Issuer of this Agreement and each Ancillary Agreement to which the Issuer is a party does not (i) violate the Charter or Bylaws (assuming that Issuer has filed the Charter Amendment), (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, or constitute a default under, or result in the loss of any material benefit or the acceleration of any material obligation under, any agreement, contract or other instrument binding upon the Issuer or (iv) result in the creation or imposition of any Lien on any asset of the Issuer or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Issuer, its business or operations or any of its assets or properties, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 3.05. Common Shares. The Common Shares to be purchased by each Investor hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and free of all preemptive rights, Liens, voting or transfer restrictions and encumbrances, except as specifically set forth in the Ancillary Agreements or as may be provided under federal or state securities laws.

         SECTION 3.06. Investment Company. The Issuer is not, and after giving effect to the issuance of the Common Shares will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 3.07. Obligations to Related Parties. There are no obligations of the Issuer or its Affiliates to officers, directors, shareholders, employees, consultants or agents of the Issuer other than (i) for payment of salary or compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Issuer and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Option Plans or any stock option plan approved by the Board of Directors of the Issuer). Except for agreements explicitly contemplated by this Agreement or referred to in the immediately preceding sentence, and except as set forth on Schedule 3.07, there are no (x) material agreements, understandings or proposed transactions between the Issuer and its Affiliates, on the one hand, and any of its employees, officers, directors, consultants or agents or any Affiliate thereof, on the other hand, or (y) agreements, understandings or proposed transactions among the Issuer or its shareholders relating to the voting or disposition of capital stock of the Issuer. Except pursuant to the Issuer Credit Documents or pursuant to transactions authorized therein, neither the Issuer nor any Subsidiary is a guarantor or indemnitor of, and none of such entities has pledged any of its assets in respect of, any indebtedness of any other Person.

         SECTION 3.08. Changes. Since the Issuer's incorporation, there has not been (i) any adverse change in the assets, liabilities, financial condition or results of operations of the Issuer, other than changes in the ordinary course of business which individually or in the aggregate have not had and

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would not reasonably be expected to have a Material Adverse Effect or (ii) any other event or condition of any character that, either individually or cumulatively, has had or would be reasonably likely to have a Material Adverse Effect.

         SECTION 3.09. Litigation. There is no action, suit, proceeding, arbitration or investigation pending or, to the best of the Issuer's knowledge, threatened (or any basis therefor known to the Issuer) against the Issuer that questions the validity of this Agreement or the Ancillary Agreements or the right of the Issuer to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the financial condition, business, assets or results of operations of the Issuer and its Subsidiaries, taken as a whole, or, except as contemplated hereby, any change in the current equity ownership of the Issuer, nor is the Issuer aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Issuer) involving the prior employment of any of the Issuer's employees, their use in connection with the Issuer's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Issuer nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding, arbitration or investigation by the Issuer currently pending or which the Issuer intends to initiate.

         SECTION 3.10. Tax Returns and Payments. Except as would not be material to the Issuer and its Subsidiaries, taken as a whole, (i) the Issuer (and, if applicable, each of its Subsidiaries) has timely filed all tax returns (federal, state and local) required to be filed by it, and as of the time of filing, each such return correctly reflected the facts regarding the income, business, assets , operations, activities and status of the Issuer (and, if applicable, any of its Subsidiaries), (ii) all taxes shown to be due and payable on such returns and all other taxes due and payable by the Issuer (and, if applicable, each of its Subsidiaries) on or before such Closing have been paid or will be paid prior to the time they become delinquent (or are being contested in good faith and for which adequate reserves have been established on the Issuer's audited financial statements), (iii) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Issuer (or, if applicable, any of its Subsidiaries) in respect of any tax, and (iv) there are no agreements or waivers in effect extending the applicable statutory period of limitation with respect to any return filed by the Issuer (or, if applicable, any of its Subsidiaries).

         SECTION 3.11. Compliance with Laws; Permits. Neither the Issuer nor its Subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would be reasonably likely to have a Material Adverse Effect, including, but not limited to, laws, rules and regulations relating to professional and specialty licensing, the corporate practice of medicine, prohibitions on healthcare fraud and abuse, kickbacks and referrals under Medicare, Medicaid or other governmental programs, federal and state laws, health care, drug enforcement, zoning ordinances, building codes, occupational health and safety, employee benefits, immigration, wagers workplace safety, equal employment opportunity and race, religious, sex, disability and age discrimination.

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

         SECTION 3.12. Offering Valid. Assuming the accuracy of the representations and warranties of the Investors contained in Section 5.01, the offer, sale and issuance of the Common Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Issuer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Common Shares to any Person or Persons so as to bring the sale of such Common Shares by the Issuer within the registration provisions of the Securities Act.

         SECTION 3.13. Financial Statements; No Undisclosed Liabilities. (a) The consolidated balance sheet dated March 31, 2000 and the related consolidated statements of income and cash flows of the Issuer and the Subsidiaries for the period then ended, and the consolidated balance sheet and the related consolidated statements of income and cash flows of the Issuer and its Subsidiaries most recently delivered to all of the Investors prior to such Closing Date, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except unaudited financial statements may omit any notes thereto), the consolidated financial position of the Issuer and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

           (b) There are no liabilities of the Issuer or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                    (i) liabilities provided for in the balance sheet referred to in Section 3.13(a);

                    (ii) liabilities disclosed on Schedule 3.13(b); and

                    (iii) other undisclosed liabilities which, individually or in the aggregate, are not material to the Issuer and the Subsidiaries, taken as a whole.

                                   ARTICLE 4
            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE ISSUER

         The Issuer represents and warrants to each Purchasing Investor, as of the date hereof and as of the Fourth Closing Date, that:.

         SECTION 4.01. Capitalization. (a) As of the date hereof, the authorized capital stock of the Issuer consists of 350,000 shares of common stock, par value $0.01 per share, and (ii) 100,000 shares of preferred stock, par value $0.01 per share. As of the date hereof and immediately prior to the Fourth Closing, there are 140,616 outstanding shares of common stock and 20,000 outstanding shares of the Issuer's preferred stock, all of such 20,000 shares being a series entitled "Payable-in-Kind Cumulative Redeemable Convertible Preferred Stock". Immediately after the Fourth Closing, there will be outstanding 183,954 shares of common stock and 20,000 shares of preferred stock.

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           (b) As of the date hereof, except as set forth in Section 4.01(a) or pursuant to the Option Plans, there are no outstanding (i) shares of capital stock or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (iii) options or other rights to acquire from the Issuer, or other obligation of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Issuer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Issuer Securities"). There are no outstanding obligations of the Issuer or any Subsidiary to repurchase, redeem or otherwise acquire any Issuer Securities. Schedule 4.01(b) identifies all options granted under the Option Plans as of the date hereof and as of the Fourth Closing Date.

           (c) Schedule 4.01(c) sets forth the authorized, issued and outstanding capital stock of each Subsidiary of the Issuer that were owned by the Issuer as of the date hereof. There are no outstanding (i) securities of any such Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary, (ii) options or other rights to acquire from any such Subsidiary, or other obligation of any such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"), or (iii) obligations of the Issuer or any such Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. The Issuer does not own, directly or indirectly, any shares of capital stock of or any equity interest in any Person, other than the Subsidiaries and other Persons appearing on Schedule 4.01(c).

         SECTION 4.02. No Prior Activities. Except as set forth on Schedule 4.02, prior to June 1, 1998 neither the Issuer nor any Subsidiary engaged in any activities or incurred any liabilities other than in connection with its incorporation, the Original Agreement, the Ancillary Agreements and the transactions contemplated by the Original Agreement and the Ancillary Agreements.

         SECTION 4.03. Agreements; Action. (a) Except as set forth on Schedule 4.03, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Issuer or any of its Subsidiaries is a party or by which any of them is bound which may involve
(i) obligations (contingent or otherwise) of, or payments to, the Issuer or any of its Subsidiaries in excess of $20,000 (other than obligations of, or payments to, the Issuer or any of its Subsidiaries entered into in the ordinary course of business or in connection with the acquisition of a healthcare business), (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Issuer or any of its Subsidiaries (other than licenses arising from the purchase of "off the shelf" or other standard products), (iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of the Issuer or any of its Subsidiaries, or (iv) a restriction in any manner on the Issuer's or any of its Subsidiaries' right to compete with any other Person or a restriction on the Issuer or any of its Subsidiaries' right to sell to or purchase from any other Person.

           (b) The Issuer has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to, or repurchases of, any class or series of its capital stock, (ii) except pursuant to the Issuer Credit Documents or as set forth on Schedule 4.03, incurred any indebtedness for money borrowed that is outstanding as of the date hereof or any other liabilities

(other than with respect to liabilities incurred in the ordinary course of business) individually in excess of $5,000 or, in the case of indebtedness and/or liabilities in excess of $5,000 individually or $25,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

           (c) For the purposes of Section 4.03(a) and (b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Issuer or its Subsidiaries has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Sections.

         SECTION 4.04. Changes. Since the Issuer's or any Subsidiary's incorporation, there has not been:

         (a) except as set forth in Schedule 4.04(a), any resignation or termination of any key officers of the Issuer or such Subsidiary; and, to the best of its knowledge, neither the Issuer nor any Subsidiary, as the case may be, knows of the impending resignation or termination of employment of any such officer;

         (b) any material change, except in the ordinary course of business, in the contingent obligations of the Issuer or any Subsidiary by way of guaranty, endorsement, indemnity, warranty or otherwise;

         (c) any waiver by the Issuer or any Subsidiary of a valuable right or of a material debt owed to it; or

         (d) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of the Issuer or any Subsidiary.

         SECTION 4.05. Title to Properties and Assets, Liens, etc. Each of the Issuer and its Subsidiaries has good and marketable title to its properties and assets, and each of the Issuer and its Subsidiaries has good title to leasehold estates, in each case subject to no Lien, other than (i) those resulting from taxes which have not yet become delinquent, (ii) minor Liens which do not materially detract from the value or present or intended use of the property subject thereto or materially impair the operations of the Issuer or its Subsidiaries, and (iii) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Issuer or its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

         SECTION 4.06. Patents and Trademarks. The Issuer or its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes (the "Intellectual Property Rights") necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Issuer or its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Except as set forth in Schedule 4.06, neither the Issuer nor its Subsidiaries has received any communications alleging that the Issuer or a Subsidiary has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person. Neither the Issuer nor any Subsidiary is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to it or that would conflict with its business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Issuer's or any Subsidiary's business by the employees of the Issuer or any Subsidiary, nor the conduct of the Issuer's or any Subsidiary's business as proposed, will, to the Issuer's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Issuer does not believe that it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Issuer or any Subsidiary, except for inventions, trade secrets or proprietary information that have been assigned to the Issuer or such Subsidiary.

         SECTION 4.07. Employees. Except as set forth in Schedule 4.07, no Employee of the Issuer or any Subsidiary has any agreement or contract, written or verbal, regarding his or her employment. Except as set forth in Schedule 4.07, neither the Issuer nor any Subsidiary is a party to or bound by any employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the best of the Issuer's knowledge, no employee of the Issuer or any Subsidiary, nor any consultant with whom the Issuer or any Subsidiary has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Issuer or any Subsidiary because of the nature of the business to be conducted by the Issuer or any Subsidiary, and, to the best of Issuer's knowledge, the continued employment by the Issuer or any Subsidiary of its present employees, and the performance of the Issuer's or any Subsidiary's contracts with its independent contractors, will not result in any such violation. Neither the Issuer nor any Subsidiary has received any notice alleging that any such violation has occurred. Other than pursuant to certain of the Ancillary Agreements, no employee of the Issuer or any Subsidiary has been granted the right to continued employment by the Issuer or any Subsidiary or to any material compensation following termination of employment with the Issuer or any Subsidiary. Neither the Issuer nor any Subsidiary is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Issuer or any Subsidiary. Neither the Issuer nor any Subsidiary has a present intention to terminate the employment of any officer, key employee or group of key employees.

         SECTION 4.08. Environmental and Safety Laws. To the best of the Issuer's knowledge, neither the Issuer nor its Subsidiaries is in violation of any applicable statute, law, rule or regulation relating to the environment or occupational health and safety, and, to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

         Each Investor, severally but not jointly, hereby represents and warrants to the Issuer as of the date hereof and as of each Closing Date that:

         SECTION 5.01. Private Placement. (a) Such Investor understands that
(i) the offering and sale of the Common Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and (ii) there is no existing public or other market for the Common Shares and there can be no assurance that such Investor will be able to sell or dispose of its Common Shares.

           (b) The Common Shares to be acquired pursuant to this Agreement are being acquired for its own account and without a current view to the public distribution of such Common Shares or any interest therein; provided that such Investor may at any time after such Closing, or from time to time thereafter, distribute any or all of its Common Shares to a Permitted Transferee (as defined in the Shareholders Agreement) or an Affiliate of such Investor or to certain stockholders of such Investor as permitted pursuant to the terms of the Shareholders Agreement and the Surviving Shareholders Agreement.

           (c) Such Investor is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act. Such Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Shares and such Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Common Shares.

           (d) Such Investor has been furnished with and carefully read a copy of this Agreement and has been given the opportunity to ask questions of, and receive answers from, the Issuer concerning the terms and conditions of the Common Shares and other related matters. Such Investor further represents and warrants to the Issuer that the Issuer has made available to such Investor or its agents all documents and information relating to an investment in the Common Shares requested by or on behalf of the Investors.

           (e) If such Investor is an individual, such Investor resides in the state identified in the address of such Investor set forth on the signature pages hereof. If the Investor is a partnership, corporation, limited liability company or other entity, the office or offices of such Investor in which its investment decision was made is located at the address or addresses of such Investor set forth on the signature pages hereof.

         SECTION 5.02. Existence and Power. Such Investor (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Investor (if an individual) has the legal capacity to enter into this Agreement and each Ancillary Agreement to which such Investor is a party.

         SECTION 5.03. Authorization. If such Investor is not an individual, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Investor is a party are within the powers of such Investor and this Agreement and each Ancillary Agreement to which such Investor is a party have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Investor and, at the First Closing, each Ancillary Agreement to which such Investor is a party will be duly executed and delivered by such Investor. This Agreement constitutes and, when executed and delivered, each Ancillary Agreement to which such Investor is a party will constitute, a valid and binding agreement of such Investor.

         SECTION 5.04. Governmental Authorization. The execution, delivery and performance by such Investor of this Agreement and each Ancillary Agreement to which such Investor is a party requires no action by or in respect of, or filing with any governmental body, agency or official, other than compliance with any applicable requirements of the HSR Act.

         SECTION 5.05. Non-contravention. The execution, delivery, and performance by such Investor of this Agreement and each Ancillary Agreement to which such Investor is a party does not and will not (iii) violate the certificate of incorporation, bylaws or other constituent documents, if any, of such Investor as currently in effect, (iv) assuming compliance with the matters referred to in Section 5.04, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (v) require any consent or other action by any Person under, or constitute a default under, any material agreement or other instrument binding upon such Investor.

         SECTION 5.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Investor threatened against or affecting, such Investor before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to (i) prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or by any of the Ancillary Agreements to which such Investor is a party or (ii) prevent such Investor from performing its obligations hereunder or thereunder in any material respect.

         SECTION 5.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Investor who might be entitled to any fee or commission from the Issuer, any other Investor or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or by any of the Ancillary Agreements.




                                   ARTICLE 6
                        CONDITIONS PRECEDENT TO CLOSING

         SECTION 6.01. Conditions to Each Investors's Obligations. (a) The obligation of each Investor to purchase the Common Shares pursuant to Article 2 hereof at each Closing held on or after the date hereof (including the Fourth Closing) is subject to the satisfaction, at or prior to the applicable Closing Date, of the following conditions (except for subsections
(vi), (vii) and (viii) each of which is only a condition to such purchase for the Investor(s) identified in such subsections):

                   (i) As qualified by the information contained in any Schedules thereto (including any Schedules revised pursuant to Section 9.10), the representations and warranties of the Issuer contained in
         Article 3 and Article 4 that are qualified as to materiality shall be true and correct and the representations and warranties of the Issuer contained in each such Article that are not so qualified shall be true and correct in all material respects, in each case (except to the extent such representations and warranties speak as of an earlier date) as if made on and as of such Closing Date;

                  (ii) The Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with or by it at or prior to such Closing Date;

                 (iii) The Issuer shall have obtained any and all consents, waivers or permits necessary for the consummation of the transactions contemplated hereby;

                  (iv) Such Investor's purchase of and payment for the Common Shares shall not be prohibited by any applicable law, court order or governmental regulation;

                   (v) Such Investor shall have received a certificate dated such Closing Date signed by an executive officer of the Issuer to the effect set forth in subsections (i) and (ii) of Section 6.01(a);

                  (vi) If such Investor is MSCP or an Affiliate of MSCP, (x) the MSCP Investment Committee shall have approved the purchase of Common Shares by such Investor at such Closing and (y) some or all of the Management Investors shall concurrently purchase all of the Common Shares to be purchased by all of the Management Investors at such Closing pursuant to Section 2.01(b); provided that, except as allowed for Mr. Martin in respect of the Fourth Closing and related to the Common Shares specified for him on Schedule 2.01(c) hereto, each of the Executive Managers shall have purchased at least 100% of the number of Common Shares set forth opposite his name on the relevant Schedule to this Agreement or his pro rata share of such amount;

                 (vii) If such Investor is not MSCP or an Affiliate of MSCP, then MSCP and/or Affiliates of MSCP shall concurrently purchase the number of Common Shares to be purchased by them at such Closing;

                (viii) If such Investor is a Designated Holder (as defined in the Shareholders Agreement), then such Investor shall have elected by written notice to the Issuer to purchase the number of Common Shares to be purchased by such Investor at such Closing (which number shall be the number of Common Shares that such Designated Holder is entitled to purchase pursuant to 2.01(b));

                  (ix) Such Investor shall have received an opinion of legal counsel to the Issuer, dated as of such Closing Date, in form and substance satisfactory to such Investor, as to the organization and good standing of the Issuer, the authorization, legal validity and enforceability of this Agreement, the Shareholders Agreement and the Surviving Shareholders Agreement and non-contravention of this Agreement, the Shareholders Agreement and the Surviving Shareholders Agreement with any laws or regulations;

                   (x) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

                  (xi) Prior to any Closing in which the Issuer is to issue and sell Common Shares at such Closing which would be in excess of the number of shares of the Issuer's common stock authorized in the Issuer's certificate of incorporation, the Charter Amendment shall have been duly filed in the office of the Secretary of State of the State of Delaware; and

                 (xii) Such Investor shall have received all documents reasonably requested relating to the existence of the Issuer, the corporate authority for entering into, and the validity of this Agreement, the Ancillary Agreements and the Common Shares and any other matters relevant hereto and thereto, all in form and substance reasonably satisfactory to such Investor.

                   (b)   [This Section is intentionally left blank.]

         SECTION 6.02. Conditions to the Issuer's Obligations. (a) The obligations of the Issuer to issue and sell the Common Shares to each Investor at each Closing on or after the date hereof (including the Fourth Closing) pursuant to this Agreement are subject to the satisfaction, at or prior to the applicable Closing Date, of the following conditions:

                   (i) The representations and warranties of each Investor contained herein shall be true and correct in all material respects on and as of such Closing Date as if made on and as of such date;

                  (ii) Each Investor shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it at or prior to such Closing Date;

                 (iii) The issue and sale of the Common Shares by the Issuer shall not be prohibited by any applicable law, court order or governmental regulation; and

                  (iv) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

           (b)  [This Section is intentionally left blank.]

                                   ARTICLE 7
                                  TERMINATION

         SECTION 7.01. Grounds for Termination. This Agreement may be terminated at any time prior to any Closing:

                   (i) by either the Issuer or (solely with respect to the rights and obligations of such Investor) any Investor if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited with respect to the Issuer or such Investor or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction with respect to the Issuer or such Investor;

                  (ii) by MSCP (solely with respect to the obligations of MSCP and its Affiliates hereunder) on December 18, 2004; or

                 (iii) by MSCP or any Designated Holder (in either case, solely with respect to the obligations of such Investor) pursuant to the terms of Section 9.10 hereof.

         The party desiring to terminate this Agreement shall give notice of such termination to the other parties.

         SECTION 7.02. Effect of Termination. If this Agreement is terminated as permitted by Section 7.01, termination shall be without liability of any party (or any stockholder, director, officer, employee, partner, agent, consultant or representative of such party) to any other party to this Agreement, other than any such liability (including with respect to representations and warranties) that may have arisen in connection with any Closing that has been consummated prior to such termination; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Article 8 shall survive any termination hereof pursuant to Section 7.01.



                                   ARTICLE 8
                                COVENANTS, ETC.

         SECTION 8.01. Preferred Stock Election. On June 1, 1998, MSCI elected, pursuant to Section 5(b) of the Certificate of Designation relating to the Series A Preferred Stock of the Issuer, to exchange at the First Closing each of its shares of such Series A Preferred Stock, in lieu of redemption, for 587 Common Shares. The Issuer hereby makes, as of June 1, 1998, for the benefit of MSCI, the representations and warranties set forth in Articles 3 and 4 as of the date such shares were issued to MSCI, it being understood that such Common Shares shall be deemed "Common Shares", and MSCI shall be deemed an "Investor" for such purpose.

         SECTION 8.02. Certain Financings. Following the purchase by the MSCP Funds of all of the Common Shares listed on Schedules 2.01(b) and 2.01(c) hereto to be purchased by them, but prior to the IPO (as defined in the Shareholders Agreement), the Issuer shall, and shall cause each Subsidiary to, offer MSCP and its Affiliates the exclusive opportunity to provide equity and equity-linked financing to the Issuer or such Subsidiary, respectively, prior to initiating discussions with any other Person (other than (i) the owner of a hospital, hospital system or foundation solely as consideration for the acquisition by the Issuer of (x) assets owned by such hospital, hospital system or hospital foundation or (y) the capital stock of, or other equity interests in, a Person owning the assets of such hospital, hospital system or hospital foundation, (ii) issuances of capital stock or other equity securities of a wholly owned Subsidiary of the Issuer to the Issuer or another wholly owned Subsidiary of the Issuer, or (iii) issuances of capital stock or other equity securities of any Subsidiary of the Issuer to physicians or other healthcare providers (or any respective Affiliates thereof) in connection with bona fide joint ventures with such Person) regarding obtaining such financing. The Issuer and MSCP and/or its designated Affiliate(s) shall negotiate the terms of the proposed financing, including arrangements (referred to herein as the "Carried Interest Arrangements") providing for the Management Investors' opportunity to receive a portion of the gains that would otherwise be realized by MSCP and/by its designated Affiliate(s) (and by any other investor whom MSCP elects to permit to participate in such financing, if applicable) on such proposed financing, in good faith for a period of at least 60 days. If the Issuer and MSCP or such Affiliate(s) cannot negotiate such financing on a mutually acceptable basis during such 60-day period, the Issuer may initiate discussions with and obtain such financing from a third party upon terms and subject to conditions that (i) are at least as favorable to the Issuer as those discussed with MSCP or such Affiliate(s) and (ii) contemplate carried interest arrangements for the Management Investors that are more favorable to the Management Investors than the Carried Interest Arrangements proposed by MSCP or such Affiliate during the final round of such negotiations. If the Issuer shall not have obtained such proposed financing within 180 days after the expiration of such 60-day period, then the Issuer shall again comply with the procedures set forth in this Section with respect to any proposed equity or equity-linked financing.




                                   ARTICLE 9
                                 MISCELLANEOUS

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier) and shall be deemed to have been duly given or made if sent by telecopy, delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to such party at its address or telecopier number set forth on the signature pages hereof, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice provided notices to MSCP and its Affiliates must also be sent to the following counsel for MSCP and its Affiliates: Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, phone (212) 450-4000, fax (212)450-4800,
Attention: John Bick, Esq. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         SECTION 9.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Issuer, MSCP and Investors (other than MSCP, its Affiliates and their Permitted Transferees) owning at least 50% of the Common Shares then owned by such Investors or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

         SECTION 9.03. Expenses; Documentary Taxes. Except as otherwise provided in the Ancillary Agreements, each party hereto shall bear its own fees and expenses incurred in connection with the preparation of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby; provided that the Issuer shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or any of the Common Shares.

         SECTION 9.04. Several Obligations. The obligations of the Investors hereunder are several. Neither the failure of any Investor to carry out its obligations hereunder nor of this Agreement to be duly authorized, executed and delivered by any Investor shall relieve any other Investor of its obligations hereunder (or affect the rights hereunder of such other Investor). No Investor shall be responsible for the obligations of, or any action taken or omitted by, any other Investor hereunder.

         SECTION 9.05. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors, heirs, executors and administrators. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Issuer or any Investor without the consent of the other parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 9.07. Entire Agreement. The Transaction Agreements (as defined in the Shareholders Agreement), constitute the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein or therein. This Agreement, the Ancillary Agreements and the other agreements referred to herein and therein supersede all prior agreements and understandings between the parties hereto and thereto with respect to the subject matter hereof and thereof, including the letter of intent dated as of April 2, 1998 among the Issuer, the Executive Managers and MSCI.

         SECTION 9.08. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         SECTION 9.09. Applicable Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto hereby consents to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Chancery Court of the State of Delaware (and of the appropriate appellate courts therefrom) over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. WITH RESPECT TO A PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

         SECTION 9.10. Disclosure Schedules. After the Fourth Closing, the Issuer may revise the Schedules to Article 3 of this Agreement by delivering revised Schedules to MSCP and each Designated Holder who is a Purchasing Investor not less than 15 Business Days prior to the date of each subsequent Closing. If such Schedules are not revised in connection with a subsequent Closing, then the Issuer shall deliver a notice to MSCP and each Designated Holder who is a Purchasing Investor (at least 10 days prior to each such Closing) that no such revised Schedules are being delivered by the Issuer in connection with such subsequent Closing. MSCP and each Designated Holder shall have the right to review the revised Schedules to Article 3 hereof for a period of 10 Business Days after receipt thereof. At any time within such 10-Business Day time period, MSCP and each Designated Holder shall have the right to terminate this Agreement (but only as to such Investor) by delivery of a notice to the Issuer if MSCP or such Designated Holder, as applicable, reasonably believes that the revised information would reasonably be likely to result in a Material Adverse Effect. This notice, if given, shall specify the information forming the basis for the decision to terminate. The Issuer shall have 5 Business Days after receipt of such notice to review with each such Investor the information forming the basis for the decision to terminate and to attempt to agree on corrective measures, if any. If the parties cannot agree on corrective measures within such 5-Business Day period, then this Agreement shall terminate with respect to such Investor. If this Agreement is not terminated by MSCP or a Designated Holder as permitted by this Section and Section 7.01(iii), such Investor shall be deemed to have accepted such revisions, and the Schedules to Article 3 hereof that are attached to this Agreement as of June 1, 1998 shall be deemed to be superseded by the revised Schedules to Article 3 hereof.

         SECTION 9.11. Effectiveness. This Amended and Restated Subscription Agreement shall become effective when both of the following have occurred: (1) this instrument has been executed by the Issuer, Morgan Stanley Capital Partners III, L.P. and Investors (other than Morgan Stanley Capital Partners III, L.P., its Affiliates and their Permitted Transferees) owning at least 50% of the Common Shares then owned by such Investors and (2) the Shareholders Agreement has been executed by Investors owning at least 75% of the number of outstanding Common Shares owned by all Investors as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                           MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                           MORGAN STANLEY CAPITAL INVESTORS, L.P.
                           MSCP III 892 INVESTORS, L.P.

                           By:      MSCP III, LLC,
                                    as General Partner of each of the limited
                                    partnerships named above

                           By: Morgan Stanley Capital Partners III, Inc., as Member

                           By:      /s/ Karen H. Bechtel
                                    --------------------------------------------
                                    Name:      Karen H. Bechtel
                                    Title:     Managing Director
                                    Address:   1221 Avenue of the Americas
                                               33rd Floor
                                               New York, New York 10017
                                    Telephone: (212) 762-6000
                                    Telecopy:  (212) 762-7951


                           MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P. MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P. MSDW IV 892 INVESTORS, L.P.

                           By:      MSDW Capital Partners IV, LLC,
                           as General Partner of each of the limited
                           partnerships named above

                           By:      MSDW Capital Partners IV, Inc.,
                                    as Member

                           By:      /s/ Karen H. Bechtel
                                    --------------------------------------------
                                    Name:      Karen H. Bechtel
                                    Title:     Managing Director
                                    Address:   1221 Avenue of the Americas
                                               33rd Floor
                                               New York, New York 10017
                                    Telephone: (212) 762-6000
                                    Telecopy:  (212) 762-7951

                           VANGUARD HEALTH SYSTEMS, INC.

                           By:      /s/ Charles N. Martin, Jr.
                                    --------------------------------------------
                                    Name:      Charles N. Martin, Jr.
                                    Title:     Chairman, President and Chief
                                               Executive Officer
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Charles N. Martin, Jr.
                                    --------------------------------------------
                                    Name:      Charles N. Martin, Jr.
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ W. Lawrence Hough
                                    --------------------------------------------
                                    Name:      W. Lawrence Hough
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Joseph D. Moore
                                    --------------------------------------------
                                    Name:      Joseph D. Moore
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Ronald P. Soltman
                                    --------------------------------------------
                                    Name:      Ronald P. Soltman
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Bruce Chafin
                                    --------------------------------------------
                                    Name:      Bruce Chafin
                                    Address:   1440 New York Avenue, N.W.
                                               Suite 400
                                               District of Columbia 20005
                                    Telephone: (202) 393-3920
                                    Telecopy:  (202) 393-4130

                                    /s/ Robert E. Galloway
                                    --------------------------------------------
                                    Name:      Robert E. Galloway
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ James Johnston
                                    --------------------------------------------
                                    Name:      James Johnston
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Keith B. Pitts
                                    --------------------------------------------
                                    Name:      Keith B. Pitts
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Phillip W. Roe
                                    --------------------------------------------
                                    Name:      Phillip W. Roe
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Dennis Jacobs
                                    --------------------------------------------
                                    Name:      Dennis Jacobs
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Anne L. Sanford
                                    --------------------------------------------
                                    Name:      Anne L. Sanford
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Tony W. Simpson
                                    --------------------------------------------
                                    Name:      Tony W. Simpson
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ James H. Spalding
                                    --------------------------------------------
                                    Name:      James H. Spalding
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Alan G. Thomas
                                    --------------------------------------------
                                    Name:      Alan G. Thomas
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Thomas M. Ways
                                    --------------------------------------------
                                    Name:      Thomas M. Ways
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ Clifford Adlerz
                                    --------------------------------------------
                                    Name:      Clifford Adlerz
                                    Address:   3401 West End Avenue
                                               Suite 760
                                               Nashville, Tennessee 37203
                                    Telephone: (615) 234-5902
                                    Telecopy:  (615) 234-5999

                                    /s/ Ray Denson
                                    --------------------------------------------
                                    Name:      Ray Denson
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6449

                                    /s/ Paula Y. Eleazar
                                    --------------------------------------------
                                    Name:      Paula Y. Eleazar
                                    Address:   c/o Dwane Johansen
                                               558 John's Pass Ave.
                                               Maderia Beach, FL 33708
                                    Telephone: (727) 393-0701
                                    Telecopy:  (615) 740-1157

                                    /s/ Jerry M. Eyler
                                    --------------------------------------------
                                    Name:      Jerry M. Eyler
                                    Address:   3401 West End Avenue
                                               Suite 760
                                               Nashville, Tennessee 37203
                                    Telephone: (615) 234-5908
                                    Telecopy:  (615) 234-5999

                                    /s/ Richard Francis
                                    --------------------------------------------
                                    Name:      Richard Francis
                                    Address:   3401 West End Avenue
                                               Suite 760
                                               Nashville, Tennessee 37203
                                    Telephone: (615) 234-5901
                                    Telecopy:  (615) 234-5999

                                    /s/ Anthony C. Krayer
                                    --------------------------------------------
                                    Name:      Anthony C. Krayer
                                    Address:   340 West Tropical Way
                                               Plantation, Florida 33317
                                    Telephone: (954) 985-3451
                                    Telecopy:  (954) 985-6193

                                    /s/ Carol A. Murdock
                                    --------------------------------------------
                                    Name:      Carol A. Murdock
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6499

                           MPSW PARTNERS

                           By:      /s/ Morton Pierce
                                    --------------------------------------------
                                    Name:      Morton Pierce
                                    Title:     Managing Partner
                                    Address:   1301 Avenue of the Americas
                                               New York, New York  10019
                                    Telephone: (212) 259-8000
                                    Telecopy:  (212) 259-6333

                                    /s/ Carl F. Chafin
                                    --------------------------------------------
                                    Name:      Carl F. Chafin
                                    Address:   10801 Ramshorn Rd.
                                               Midlothian, Virginia 23113
                                    Telephone: (804) 330-4383
                                    Telecopy:  (202) 393-4130

                                    /s/ Mark Price
                                    --------------------------------------------
                                    Name:      Mark Price
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6399

                                    /s/ William V.B. Webb
                                    --------------------------------------------
                                    Name:      William V.B. Webb
                                    Address:   3401 West End Avenue
                                               Suite 760
                                               Nashville, Tennessee 37203
                                    Telephone: (615) 234-5905
                                    Telecopy:  (615) 234-5999

                                    /s/ Harold H. Pilgrim, Jr.
                                    --------------------------------------------
                                    Name:      Harold H. Pilgrim, Jr.
                                    Address:   2503 Lakeview Drive
                                               Decatur, AL 35601
                                    Telephone: (205) 355-6394
                                    Telecopy:  (205) 355-4674

                                    /s/ Mark Brenzel
                                    --------------------------------------------
                                    Name:      Mark Brenzel
                                    Address:   20 Burton Hills Blvd.
                                               Suite 100
                                               Nashville, Tennessee 37215
                                    Telephone: (615) 665-6000
                                    Telecopy:  (615) 665-6197

                                    /s/ David Culberson
                                    --------------------------------------------
                                    Name:      David Culberson
                                    Address:   3033 West Orange Avenue
                                               Anaheim, CA 92804
                                    Telephone: (714) 229-4000
                                    Telecopy:  (714) 229-6813

                                    /s/ Roger Faculak
                                    --------------------------------------------
                                    Name:      Roger Faculak
                                    Address:   7856 East Camino Real
                                               Scottsdale, AZ 85255
                                    Telephone: (480) 419-5737
                                    Telecopy:  (480) 419-5738

                                    /s/ Art Layne
                                    --------------------------------------------
                                    Name:      Art Layne
                                    Address:   5102 West Campbell Avenue
                                               Phoenix, AZ 85031
                                    Telephone: (623) 848-5100
                                    Telecopy:  (623) 848-5553

                                    /s/ Brian Lemon
                                    --------------------------------------------
                                    Name:      Brian Lemon
                                    Address:   3249 South Oak Park Avenue
                                               Berwyn, IL 60402
                                    Telephone: (708) 783-3001
                                    Telecopy:  (708) 783-3489

                           THE GAIL A. McGUINNESS TRUST,
                                    as Restated on April 26, 1999

                           By: /s/ John Luke McGuinness, Jr.
                              --------------------------------------------------
                              Name: John Luke McGuinness, Jr., Co-Trustee

                           By: /s/ Gail A. McGuinness
                              --------------------------------------------------
                              Name: Gail A. McGuinness, Co-Trustee

                                    Address:   3249 South Oak Park Avenue
                                               Berwyn, IL 60402
                                    Telephone: (708) 783-3001
                                    Telecopy:  (708) 783-3489


The undersigned is executing this Agreement as of the date first above written solely for the purposes of agreeing to Section 8.01.

MORGAN STANLEY CAPITAL PARTNERS III, INC.

By: /s/ Karen H. Bechtel
   -----------------------------------------
     Name:  Karen H. Bechtel
     Title: Managing Director

                                                               SCHEDULE 2.01(a)


                                          Number of            Aggregate
               Investor                     Shares           Purchase Price
               --------                     ------           --------------

Morgan Stanley
Capital Partners III, L.P.                  15,907 *     $    27,060,670.26

MSCP III 892
Investors, L.P.                              1,689       $     2,873,293.02

Morgan Stanley Capital
Investors, L.P.                                462       $       785,945.16


Morgan Stanley Dean Witter
Capital Partners IV, L.P.               74,760.512       $   127,181,087.81


MSDW IV 892 Investors, L.P.              6,638.231       $    11,292,825.81


Morgan Stanley Dean Witter
Capital Investors IV, L.P.               2,133.257       $     3,629,054.14

Martin                                       8,270       $    14,068,758.60

Hough                                        1,037       $     1,764,123.66

Moore                                          791       $     1,345,633.38

Soltman                                        328       $       557,987.04

Thomas                                         162       $       275,591.16

B. Chafin                                       88       $       149,703.84

Roe                                            112       $       190,532.16

Johnston                                        63       $       107,174.34

Galloway                                        63       $       107,174.34

Simpson                                         50       $        85,059.00

Spalding                                        50       $        85,059.00

                                          Number of            Aggregate
               Investor                     Shares           Purchase Price
               --------                     ------           --------------

Sanford                                         37       $        62,943.66

Ways                                            50       $        85,059.00

Jacobs                                          74       $       125,887.32

Adlerz                                         101       $       171,819.18

C. Chafin                                       24       $        40,828.32

Denson                                         199       $       338,534.82

Eleazar                                        101       $       171,819.18

Eyler                                           24       $        40,828.32

Francis                                        374       $       636,241.32

Krayer                                         101       $       171,819.18

Murdock                                         75       $       127,588.50

Pitts                                          101       $       171,819.18

MPSW Partners                                  101       $       171,819.18

Pilgrim                                         19       $        32,322.42

Price                                           50       $        85,059.00

Webb                                           299       $       508,652.82
                                           -------       ------------------

                  Total                    114,334       $   194,502,714.12

--------------------
* Does not include the 587 Common Shares held by MSCP as contemplated by
Section 8.01 of the Subscription Agreement.

                                                               SCHEDULE 2.01(b)


                                            Number of          Aggregate
              Investor                       Shares         Purchase Price
              --------                       ------         --------------

MSCP Funds*                                 15,388       $   26,177,757.84

Hough                                          204       $      347,040.72

Moore                                          156       $      265,384.08

Pitts                                           17       $       28,920.06

Soltman                                         64       $      108,875.52

Thomas                                          32       $       54,437.76

B. Chafin                                       18       $       30,621.24

Roe                                             23       $       39,127.14

Johnston                                        13       $       22,115.34

Galloway                                        13       $       22,115.34

Simpson                                          9       $       15,310.62

Spalding                                         9       $       15,310.62

Sanford                                          7       $       11,908.26

Ways                                             9       $       15,310.62

Jacobs                                          14       $       23,816.52

Adlerz                                          17       $       28,920.06

C. Chafin                                        5       $        8,505.90

Denson                                          36       $       61,242.48

Eleazar                                         17       $       28,920.06

Eyler                                            5       $        8,505.90

Francis                                         67       $      113,979.06

                                            Number of          Aggregate
              Investor                       Shares         Purchase Price
              --------                       ------         --------------
Krayer                                          17       $       28,920.06

Murdock                                         13       $       22,115.34

MPSW Partners                                   17       $       28,920.06

Pilgrim                                          4       $        6,804.72

Price                                            9       $       15,310.62

Webb                                            54       $       91,863.72

Brenzel                                         59       $      100,369.62

Culberson                                       29       $       49,334.22

Faculak                                        125       $      212,647.50

Layne                                           59       $      100,369.62

Lemon                                           59       $      100,369.62

McGuinness Trust                                59       $      100,369.62
                                            ------       -----------------
                 Total                      16,627       $   28,285,519.86

--------------------
*Common Shares to be purchased by the MSCP Funds at the Fourth Closing may be allocated between the MSCP Funds as directed by the general partner of such funds.

                                                               SCHEDULE 2.01(c)

Division          Investor       Number of Shares    Aggregate Purchase Price
--------          --------       ----------------    ------------------------

I                 MSCP Funds*            235,131 **      $400,000,154.58

II                Martin                   4,377         $  7,446,064.86

                                ----------------         ---------------
                  Total:                 239,508         $407,446,219.44

--------------------
* Common Shares to be purchased by the MSCP Funds at the Fourth Closing and each Closing after the Fourth Closing may be allocated between the MSCP Funds as directed by the general partner of such funds.

** The number of these shares to be purchased by the MSCP Funds at the Fourth Closing is 26,711, leaving a balance of 208,420 shares available for purchase at Closings after the Fourth Closing.

                                                                      EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       TO

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                         VANGUARD HEALTH SYSTEMS, INC.



-------------------------------------------------------------------------------
                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware
-------------------------------------------------------------------------------


         Vanguard Health Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The first paragraph of the subsection of Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation which is entitled "FOURTH" (that is, the first seven lines of text in said subsection "FOURTH") is hereby amended to read in total as set forth below:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 750,000 shares of capital stock, classified as (i) 150,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) 600,000 shares of common stock, par value $.01 per share (the "Common Stock"). The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

         SECOND: This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, such adoption by the stockholders being given by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed in its corporate name this 20th day of June, 2000.

                                       VANGUARD HEALTH SYSTEMS, INC.

                                       By:  /s/ Joseph D. Moore
                                          ------------------------------------
                                                Joseph D. Moore
                                                Executive Vice President

ATTEST:

By:  /s/ Ronald P. Soltman
   ---------------------------------
         Ronald P. Soltman
         Secretary